EXHIBIT  99.1
-------------



FOR  IMMEDIATE  RELEASE
-----------------------

INCYTE
John  Vuko
Chief  Financial  Officer
(650)  845-4106


                      INCYTE ANNOUNCES 2-FOR-1 STOCK SPLIT

PALO ALTO, CALIFORNIA, JULY 18, 2000 -- Incyte Genomics, Inc. (Nasdaq: INCY), today announced that its board of directors has approved a two-for-one stock split in the form of a stock dividend. Incyte stockholders of record at the close of business on August 7, 2000 will receive one additional share for each share of common stock held at that time. The additional shares will be distributed to eligible stockholders on August 31, 2000. The stock split will increase the number of shares of common stock outstanding from approximately 32 million to approximately 64 million.

Incyte Genomics, Inc. is the leading provider of an integrated platform of genomic technologies designed to aid in the understanding of the molecular basis of disease. Incyte develops and markets genomic databases and partnership programs, genomic data management software, microarray-based gene expression services, related reagents and services. These products, programs and services assist pharmaceutical and biotechnology researchers with all phases of drug discovery and development including gene discovery, understanding disease pathways, identifying new disease targets and the discovery and correlation of gene sequence variation to disease. For more information, visit Incyte's web site at www.incyte.com.

Except for the historical information contained herein, the matters set forth in this press release, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. Incyte disclaims any intent or obligation to update these forward-looking statements.

                                       ###